UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2015 (June 18, 2015)

CAPSTONE TURBINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street,
Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)

(818) 734-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 18, 2015, Capstone Turbine Corporation (the “Company”) received approval from the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market. This transfer will be effective at the opening of business on Monday, June 22, 2015. The Company’s common stock will continue to trade under the symbol “CPST.” The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market and requires listed companies to meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.

As previously reported, the Company was notified by Nasdaq on December 19, 2014 that it no longer satisfied the minimum bid price requirement of $1.00 per share for continued listing as set forth in Nasdaq Listing Rule 5450(a)(1). In anticipation of not meeting the minimum bid price requirement by June 17, 2015, the end of its initial 180-day grace period, the Company had previously applied to transfer the listing of its stock to the Nasdaq Capital Market. Upon transfer to the Nasdaq Capital Market, the Company is being afforded an additional 180-day grace period to regain compliance with Nasdaq’s minimum bid price requirement. In order to regain compliance, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the second 180-day grace period, which will end on December 14, 2015. If the Company fails to regain compliance during this grace period, the Company’s common stock will be subject to delisting by Nasdaq. The Company has provided written notice of its intention to cure the minimum bid price deficiency during the second grace period by effecting a reverse stock split if necessary. The Company intends to request stockholder approval of a reverse stock split at the Company’s annual meeting of stockholders, to be held on August 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION

Date: June 19, 2015	By:	/s/ Jayme L. Brooks
Jayme L. Brooks Chief Financial Officer and Chief Accounting Officer